Exhibit 10.15
                                ADDENDUM
                                   TO
                     STOCK PURCHASE AND SALE AGREEMENT

     THIS ADDENDUM TO THE STOCK PURCHASE AND SALE AGREEMENT ("Addendum") by and between Alpine Air Express, Inc., ("Buyer"), and Eugene R. Mallette ("Seller"), is made and entered this 20th day of April 2001, based on the terms and conditions set forth herein.

                                  Premises

     a) Seller and Buyer entered into a Stock Purchase and Sale Agreement dated August 22, 2000, (the "Agreement") for the sale of all the issued and outstanding stock of C.L.B., a Utah Corporation.

      b) The Agreement provided a two year option for Buyer to purchase the stock of C.L.B.

      c) Buyer wanted to acquire the stock of CLB as a means of acquiring the aircraft CLB currently owns and leases to Buyer. Buyer has subsequently had the opportunity to acquire larger aircraft and wants to acquire the larger aircraft prior to acquiring CLB. The larger aircraft will take at least through the end of 2001 to complete. Additionally, Buyer will then need to evaluate the need to acquire CLB, based on the need for the CLB aircraft. Seller agrees the Buyer needs to acquire the other aircraft first and believes such purchase will benefit Seller since the purchase price of the Stock of CLB is shares of Buyer. Seller, however, wants to make sure that the purchase price makes sense to him and wants to also add conditions prior to any option being exercised. The parties therefore wanted to specify that the eventual purchase of CLB will be conditioned upon the acquisition of the additional aircraft.

                                Agreement

     Based on the foregoing premises which are incorporated herein by this reference and other good and valuable consideration the receipt of which is hereby acknowledged and the mutual covenants and conditions set forth herein, the parties agree as follows:

     1) Amendment. Section 1.1 Purchase and Sale of Stock is hereby amended to read as follows:

     1.1)    Option to Purchase.  Seller hereby grants to Buyer, for a period of two (2) years, an option to purchase the Stock on the terms and conditions set forth below. This option may be exercised at any time within two (2) years of the date hereof, upon the provisions of written notice by Buyer to Seller. Provided, however, that prior to the exercise of the option, the share price of Buyers' common stock trading on a recognized exchange, NASDAQ or the OTC bulletin board at a price in excess of $3.40 per share and Buyer has acquired at least five Beechcraft 1900's. The closing (the "Closing") to occur within thirty (30) days of the date such notice is transmitted to Seller via the United States Mail (the "Closing Date").


     2)     Ratification.     Except as expressly amended hereby, the terms of
the Agreement are hereby ratified and approved as originally written and all capitalized terms as used in this Addendum shall have the same meaning as if used in the original agreement.

     Dated the year and date first above written.
                                            SELLER:
                                            EUGENE R. MALLETTE


                                            _______________________________

                                            BUYER:
                                            Alpine Air Express, Inc.



                                            By:_____________________
                                               Eugene R. Mallette, Chief
                                               Executive Officer